EXHIBIT 99.1

INSTRUCTIONS
AS TO USE OF
BIOFUEL ENERGY CORP.
RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT OR YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by BioFuel Energy Corp., a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock (the “Common Stock”), as described in the Company’s prospectus (the “Prospectus”) dated [                    ]. Record Holders of Common Stock as of 5:00 p.m., New York City time, on [                    ] (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase one depositary share (a “Depositary Share”) representing a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock of the Company per Right. Each Record Holder will receive [                    ] Rights for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights will be distributed pro rata to the Record Holders based on the number of shares of Common Stock held on the Record Date.  Fractional Rights resulting from such pro rata distribution will be eliminated by rounding up to the nearest whole right. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [                    ] (as it may be extended, the “Expiration Date”), unless extended by the Company as described in the Prospectus. After the Expiration Date, unexercised Rights will be null and void.

Payments received after 5:00 p.m., New York City time, on the Expiration Date will not be honored, and The Bank of New York Mellon (the “Subscription Agent”) will return any such payment to you, without interest, as soon as practicable. The Company may determine to extend the subscription period, and thereby postpone the Expiration Date.  Any extension of the Rights Offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

Each share of Series A Non-Voting Convertible Preferred Stock will, following the requisite stockholder approval, as described in the Prospectus, automatically convert into shares of Common Stock.  Upon such conversion, each Depositary Share shall entitle the holder thereof to receive one share of Common Stock and, upon the distribution of one share of Common Stock to the holder, each such Depositary Share shall be automatically cancelled and have no further value. The Common Stock is traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “BIOF.” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be non-transferable. The Depositary Shares will not be listed for trading on any stock exchange.

Each whole Right entitles the holder thereof to purchase one Depositary Share  (the “Basic Subscription Privilege”) at the cash price of $0.56 (the “Rights Price”). In addition, Rights holders are entitled to subscribe for an additional amount of Depositary Shares equal to up to 100% of the Depositary Shares for which they were otherwise entitled to subscribe (the “Over-Subscription Privilege”). If there is a sufficient number of Depositary Shares (the “Excess Depositary Shares”) available to fully satisfy the Over-Subscription Privilege requests of all holders following the exercise of Rights under all Basic Subscription Privileges, all over-subscription requests will be honored in full. If insufficient Depositary Shares are available to fully satisfy the Over-Subscription Privilege requests of all holders, the available unsubscribed Depositary Shares will be distributed proportionately among those holders who exercised their Over-Subscription Privilege based on the number of Depositary Shares each holder subscribed for pursuant to their Over-Subscription Privilege.  Fractional Depositary Shares resulting from the proportionate distribution of unsubscribed Depositary Shares pursuant to the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

The number of Rights to which you are entitled under your Basic Subscription Privilege is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Basic Subscription Privilege and Over-Subscription Privilege by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided, in accordance with these instructions and the terms set forth in the Prospectus.

YOUR RIGHTS CERTIFICATES AND SUBSCRIPTION PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED ITS SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT ANY VALUE.

1.  Method of Subscription—Exercise of Rights

Rights are evidenced by non-transferable Rights Certificates. Rights may be exercised by registered holders of shares of Common Stock by completing and signing the Rights Certificate and delivering the completed and duly executed Rights Certificate, together with any required signature guarantees and the full subscription payment, to the Subscription Agent at the address set forth below. Completed Rights Certificates and related payments must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

If you are a beneficial owner of shares of our Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee and you wish to exercise your Rights, you should instruct your broker, dealer, custodian bank or other nominee to exercise your Rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. We will ask your record holder to notify you of the Rights Offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder. Your Rights will not be considered exercised unless the Subscription Agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date.

All exercises of Rights are irrevocable. Once you send in your Rights Certificate and payment, you cannot revoke the exercise of either your Basic Subscription Privileges or Over-Subscription Privileges, even if the market price of the Common Stock is below the Subscription Price. You should not exercise your Rights unless you are certain that you wish to purchase Depositary Shares at the Subscription Price.

The Company and the Subscription Agent will accept only properly completed and duly executed Rights Certificates actually received at any of the addresses listed below, prior to 5:00 p.m., New York City time, on the Expiration Date.

By Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept. P.O. Box 3301 South Hackensack, NJ 07606	By Hand or Overnight Courier: BNY Mellon Shareowner Services Attn: Corporate Actions, 27th Floor 480 Washington Blvd Jersey City, NJ 07310

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by the Company. DO NOT SEND THIS RIGHTS CERTIFICATE DIRECTLY TO BIOFUEL ENERGY CORP.

2.  Issuance of Depositary Shares

Stockholders whose Common Stock is held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank or other nominee will have any Depositary Shares that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other stockholders, certificates for all Depositary Shares acquired will be mailed. Any such mailing or crediting will occur as soon as practicable after the Rights Offering has expired, payment for the Depositary Shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

3.  Execution

(a)  Execution by Registered Holder.  The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing on behalf of the registered holder and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)  Signature Guarantees.  Your signature must be guaranteed in Form 4 by an Eligible Guarantor Institution, unless you are an Eligible Guarantor Institution or your Rights Certificate provides that Depositary Shares are to be delivered to you as record holder of those Rights at your registered address.

4.  Method of Delivery

The method of delivery of Rights Certificates and payment of the all subscription payments to the Subscription Agent will be at the election and risk of the Rights holder. If sent by mail, it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date.